UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 18, 2014

PHARMAGEN, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-54523	27-0777112
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9337 Fraser Avenue
Silver Spring, MD 20910
(Address of principal executive offices) (zip code)

(204) 898-8160
(Registrant’s telephone number, including area code)

_______________________________________________
 (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations.

Item 1.01 Entry into a Material Definitive Agreement.

Employment Agreement

On April 1, 2014, we entered into an employment agreement with Boyd P. Relac to serve as our Chief Operating Officer. On June 18, 2014, we entered into a First Amended and Restated Employment Agreement with Mr. Relac. Pursuant to the First Amended Agreement, Mr. Relac is employed on an at-will basis at a salary of $250,000, of which $175,000 shall be paid in cash until the earlier of: (i) the Company’s receipt of financing of at least $5,000,000 from a single source or consolidated group, or (ii) January 1, 2015 (the “Triggering Event”). Upon the Triggering Event, Mr. Relac’s salary shall increase to $250,000. Mr. Relac will also be eligible for a bonus up to an amount equal to his salary based on objectives to be set by the Board of Directors or a Committee thereof. In the event of termination of the agreement by us for anything other than cause, Mr. Relac will be entitled to severance benefits for a period of (y) six (6) months from the termination date if the terminate date is prior to the Triggering Event, or (z) twelve (12) months from the termination date if the termination date is on or after the Triggering Event. Finally, we agreed within a reasonably practicable time to grant to Mr. Relac options to purchase 16.5 million shares of our common stock at $0.01 per share, with 9 million of the options vesting on December 31, 2014 or an earlier change of control, and the remaining 7.5 million vesting on the date which is two years after the start of his employment, or an earlier change of control.

Section 3 – Section 3 – Securities and Trading Markets

Item 3.02 Unregistered Sales of Equity Securities.

On June 19, 2014, we issued 14.2 million shares of our common stock, restricted in accordance with Rule 144, to Boyd P. Relac as consideration for unpaid compensation and expense reimbursements that were waived in the total amount of $71,000. The issuance was exempt from registration pursuant to Section 4(a)(2) of the Securities Act of 1933, Mr. Relac was an accredited investor, and there was no solicitation in connection with the issuance.

Section 9 – Financial Statements and Exhibits.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

10.1	First Amended and Restated Employment Agreement with Boyd P. Relac

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Pharmagen, Inc.

Dated: June 23, 2014	By:	/s/ Russell Skibsted
Russell Skibsted
	Its:	Chief Financial Officer

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